                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )


         Filed by the registrant [X]

         Filed by a party other than the registrant [ ]

         Check the appropriate box:

         [ ] Preliminary proxy statement     [ ] Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))


         [X] Definitive proxy statement

         [ ] Definitive additional materials

         [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            NUVEEN INVESTMENTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

         [X] No Fee Required.

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
             0-11.

         (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

         (5) Total fee paid:


--------------------------------------------------------------------------------

         [ ] Fee paid previously with preliminary materials.


--------------------------------------------------------------------------------

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:


--------------------------------------------------------------------------------

         (2) Form, schedule or registration statement no.:


--------------------------------------------------------------------------------

         (3) Filing party:


--------------------------------------------------------------------------------


         (4) Date filed:


--------------------------------------------------------------------------------

                            NUVEEN INVESTMENTS, INC.
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD FRIDAY, MAY 14, 2004

TO THE SHAREHOLDERS OF NUVEEN INVESTMENTS, INC.

     Notice is hereby given that the annual meeting of the shareholders of Nuveen Investments, Inc., a Delaware corporation (the "Company"), will be held in the 6th floor auditorium of The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois, on Friday, May 14, 2004, at 10:30 a.m. for the following purposes:

          1. To elect seven directors by vote of the holders of the Company's Class A Common Stock and Class B Common Stock, voting together as a single class, and two directors by vote of the holders of the Company's Class B Common Stock, voting as a separate class, to serve until the next annual meeting or until their successors shall have been duly elected and qualified.

          2. To ratify the selection of KPMG LLP as independent auditors for the Company.

          3. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 15, 2004 are entitled to notice of and to vote at the meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE POSTAGE PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED, AND SHAREHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.

March 30, 2004

                                                          ALAN G. BERKSHIRE
                                                              Secretary

                            NUVEEN INVESTMENTS, INC.
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Nuveen Investments, Inc. (the "Company") of proxies to be voted at the annual meeting of the shareholders of the Company to be held on May 14, 2004, and at any and all adjournments of such meeting.

     At the annual meeting, shareholders will vote on the election of directors and the ratification of the selection of KPMG LLP as independent auditors for the Company. All duly executed proxies received by management prior to the meeting will be voted in accordance with the choices specified by shareholders on their proxies. If no choice is specified by a shareholder, the shares of such shareholder will be voted FOR the election of the seven nominees for directors listed in this Proxy Statement that are to be elected by the holders of the Company's Class A Common Stock and Class B Common Stock, voting together as a single class, and FOR ratification of the selection of the independent auditors of the Company. Holders of the Company's Class B Common Stock are entitled to nominate and elect at the meeting two additional directors as described in the section entitled "Election of Directors" below. The Class B Shareholders have nominated two directors to stand for election. Shareholders who execute proxies may revoke them at any time before they are voted by filing with the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

     Proxies submitted by brokers for shares beneficially owned by other persons may indicate that all or a portion of the shares represented by the proxies are not being voted with respect to a particular matter. Applicable broker rules may not permit a broker to vote shares held in street name with respect to such matter in the absence of instructions from the beneficial owner of the shares. The shares represented by broker proxies that are not voted with respect to such matter will not be considered present and entitled to vote with respect to such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. If a quorum is present, these shares will not affect the determination of whether such matter is approved.

     As of March 15, 2004, there were issued and outstanding 19,657,576 shares of Class A Common Stock and 73,325,214 shares of Class B Common Stock. The Class A Common Stock and the Class B Common Stock are sometimes referred to collectively herein as the "Common Stock" of the Company. Those persons who were shareholders of record of each class of Common Stock at the close of business on March 15, 2004 will be entitled to one vote for each share held.

     Under the Company's By-laws, a majority of the outstanding shares of the class or classes entitled to vote on a particular matter and represented in person or by proxy will constitute a quorum for consideration of such matter at the annual meeting. Under the Company's Restated Certificate of Incorporation, in the event that any person or group becomes the beneficial owner (as defined in the Restated Certificate of Incorporation) of more than 20% of the outstanding shares of Class A Common Stock, the shares of Class A Common Stock beneficially owned by such person or group in excess of 20% of the outstanding shares of such class shall have no voting rights and shall be deducted from the total number of shares of Class A Common Stock for purposes of determining the number of shares of Class A Common Stock, or Common Stock, as the case may be, necessary to constitute a quorum or required to approve a matter submitted for shareholder approval. To the knowledge of the Company, on March 15, 2004 no person or group was the beneficial owner of more than 20% of the outstanding shares of Class A Common Stock.

     This Proxy Statement was initially mailed to shareholders on or about March 30, 2004. The cost of preparing, printing and mailing this Proxy Statement, the accompanying notice and the enclosed proxy, and all other costs in connection with the solicitation of proxies, will be paid by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to furnish proxy material to the beneficial owners of the Company's Class A Common Stock of whom they have knowledge and will reimburse them for their expenses for so doing. Additional solicitation may be made by letter, telephone or telecopier by officers and employees of the Company and its affiliates.

               BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

PRINCIPAL HOLDERS

     The following table sets forth the beneficial ownership as of March 15, 2004 of the Company's Class A and Class B Common Stock, of each person who is not a director or executive officer known by the Company to own beneficially more than 5% of either such class. The percent of the total common stock outstanding owned by each such person is based on the outstanding shares of Class A and Class B Common Stock as of March 15, 2004. Unless otherwise noted, the persons shown have sole voting and investment power.

                                                 NUMBER OF
                                                   SHARES                 PERCENT OF    PERCENT OF TOTAL
                                                BENEFICIALLY   CLASS OF      CLASS        COMMON STOCK
               NAME AND ADDRESS                    OWNED        STOCK     OUTSTANDING     OUTSTANDING
               ----------------                 ------------   --------   -----------   ----------------
The St. Paul Companies, Inc. .................   73,325,214       B          100.0%           78.9%
  385 Washington Street
  St. Paul, MN 55102
Wilmington Trust Corporation and
  Wilmington Trust Company....................    2,040,582(1)    A           10.4             2.2
  1100 N. Market Street
  Wilmington, DE 19890
Nautical Trust................................    1,701,439(2)    A            8.7             1.8
  c/o Thompson, Hine LLP
  2000 Courthouse Plaza NE
  P.O. Box 8801
  Dayton, Ohio 45401
Barclays Bank PLC.............................    1,128,413(3)    A            5.7             1.2
  54 Lombard Street
  London, EC3P 3AH

-------------------------
(1) According to a Schedule 13G/A filed on February 5, 2004. Wilmington Trust Company is a wholly owned subsidiary of Wilmington Trust Corporation. These entities have sole voting pursuant to 2,034,582 shares, sole investment authority as to 2,004,582 shares, and shared voting and investment power as to 6,000 shares.

(2) According to a Schedule 13G/A filed on February 10, 2004.

(3) According to a Schedule 13G filed on February 17, 2004. Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Capital Inc., each a subsidiary of Barclays Bank PLC, a bank as defined under Section 3(a)(6) of the Securities Exchange Act of 1934, beneficially own an aggregate of 1,128,413 shares. Barclays Global Investors, NA is the beneficial owner of 1,040,287 shares and has sole voting and investment power as to 839,853 shares and no voting or dispositive power as to the remaining shares. Barclays Global Fund Advisors is the beneficial owner of 33,126 shares and has sole voting and investment power as to 32,627 shares. Barclays Capital Inc. is the beneficial owner of 55,000 shares and has sole voting and investment power as to all of those shares.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership, as of March 15, 2004, of the Company's Class A Common Stock by each of the directors and nominees, each of the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group (14 persons). The percentage of outstanding Class A Common Stock owned by each such person and such group is based on the outstanding shares of Class A Common Stock as of March 15, 2004, and the percentage of the outstanding total Common Stock owned by each such person and such group is based on the outstanding shares of Class A and Class B Common Stock as of such date, plus, in each case, shares subject to stock options held by each such person and such group that are currently exercisable or exercisable within 60 days after such date. No shares of Class B Common Stock are owned by any director, nominee for director or executive officer of the Company. Unless otherwise noted, the persons shown have sole voting and investment power.

                                                          NUMBER OF           PERCENT OF        PERCENT OF
                                                            SHARES             CLASS A         TOTAL COMMON
                                                         BENEFICIALLY        COMMON STOCK         STOCK
                        NAME                                OWNED           OUTSTANDING(1)    OUTSTANDING(1)
                        ----                             ------------       --------------    --------------
John P. Amboian......................................     1,064,408(2)            5.2%             1.1%
Willard L. Boyd......................................         4,017(3)            *                  *
Thomas A. Bradley....................................         1,000(4)            *                  *
John L. Carl.........................................         1,000               *                  *
W. John Driscoll.....................................         4,017(3)            *                  *
Jay S. Fishman.......................................            --(4)            *                  *
William H. Heyman....................................            --(4)            *                  *
Duane R. Kullberg....................................         4,017(3)            *                  *
Roderick A. Palmore..................................           720(5)            *                  *
Timothy R. Schwertfeger..............................     2,393,197(6)           11.0              2.5
William Adams IV.....................................       336,000(7)            1.7                *
Alan G. Berkshire....................................       310,194(8)            1.6                *
Allen J. Williamson..................................       230,000(9)            1.2                *
Directors and executive officers as a group (14
  persons)...........................................     4,546,075(10)          19.3              4.7

-------------------------
  *  Less than 1%.

 (1) For the directors and executive officers of the Company, the percentage of outstanding stock is determined by dividing the total number of shares beneficially owned, which includes the shares that would be issued upon exercise of their exercisable options and options that will become exercisable within 60 days after March 15, 2004, by the total number of outstanding shares plus the additional number of shares that would be outstanding if the options and options that will become exercisable within such 60 day period were exercised.

 (2) As of March 15, 2004. Includes for Mr. Amboian 972,836 shares subject to exercisable options, and excludes 144,000 shares of restricted stock, granted under the Company's current Equity Incentive Award Plan (the "Equity Plan"). Mr. Amboian does not have voting or investment power with respect to such restricted shares because the receipt of such shares has been deferred and the deferral period has not ended and is not scheduled to end within 60 days. Also includes 1,572 shares in the Company's 401(k) Plan as to which Mr. Amboian has no voting power. Mr. Amboian's address is c/o Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606.

 (3) Includes 1,017 shares underlying Restricted Stock Units granted under the Equity Plan. Such shares cannot be certificated or sold by each of Mr. Boyd, Mr. Driscoll or Mr. Kullberg until 6 months after each director's service ends. The units have no voting rights.

 (4) Does not include shares of Class B Common Stock held by St. Paul, for which the listed director serves as an executive officer. Mr. Bradley is not standing for re-election.

 (5) Includes 720 shares of underlying Restricted Stock Units granted under the Equity Plan. Such shares cannot be certificated or sold by Mr. Palmore until 6 months after his service as a director ends. The units have no voting rights.

 (6) As of March 15, 2004. Includes for Mr. Schwertfeger 2,003,720 shares subject to exercisable options, and excludes 242,000 shares of restricted stock, granted under the Equity Plan. Mr. Schwertfeger does not have voting or investment power with respect to such restricted shares because the receipt of such shares has been deferred and the deferral period has not ended and is not scheduled to end within 60 days. Mr. Schwertfeger has shared voting and investment power as to 389,477 shares. Mr. Schwertfeger's address is c/o Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606.

 (7) Includes 285,000 shares subject to currently exercisable options.

 (8) Includes 285,000 shares subject to currently exercisable options, 6,000 shares with shared voting power, and 3,083 shares in the Company's 401(k) Plan as to which Mr. Berkshire has no voting power.

 (9) Includes 180,000 shares subject to currently exercisable options and 50,000 shares owned directly.

(10) Includes 3,921,556 shares subject to currently exercisable options. Does not include 386,000 shares of restricted stock granted under the Equity Plan, with respect to which the executive officers do not have voting or investment power because the receipt of such shares has been deferred and the deferral period has not ended and is not scheduled to end within 60 days.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)"), as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent shareholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. During 2003, to the best knowledge of the Company, based on a review of such forms provided to us and written representations from officers and directors, all Section 16(a) reports were filed on a timely basis, except that (1) a Form 4 report for each of Messrs. Schwertfeger, Amboian, Williamson, Adams, and Berkshire and Ms. Margaret E. Wilson describing a stock option award granted as part of the Company's annual incentive program was inadvertently not filed on a timely basis and (2) a Form 4 report for Mr. Williamson describing the surrender of shares of common stock in payment of withholding taxes upon the vesting of a restricted share award was inadvertently filed one day late.

                             ELECTION OF DIRECTORS

     Under the provisions of the Company's Restated Certificate of Incorporation, (i) so long as any shares of Class B Common Stock are outstanding, the number of directors shall be ten or more and may not be changed without the unanimous consent of either the Class B directors or the holders of the Class B Common Stock, and (ii) so long as the holders of the Class B Common Stock hold at least 20% of all outstanding shares of Common Stock, as is currently the case, such holders shall be entitled to nominate and elect four directors. The Nominating Committee of the Company's Board of Directors has nominated and the Board of Directors has recommended to shareholders for election, a total of nine persons serve as directors of the Company. This will leave two Class B director vacancies on the Board of Directors, which may be filled by action of the holders of the Class B Common Stock. Of these nominees, seven directors are to be elected by the holders of the Class A Common Stock and the holders of the Class B Common Stock, voting together as a single class, and two directors are to be elected by the holders of the Class B Common Stock, voting as a separate class.

     A holder of Common Stock may, with respect to the election of the seven directors to be elected by the Common Stock, (i) vote for the election of all of such nominees named herein, (ii) withhold authority to vote for all such nominees, or (iii) vote for the election of all such nominees, other than any nominee with respect to whom the shareholder withholds authority to vote, by so indicating in the appropriate space on the enclosed proxy. No holder of Class A Common Stock may vote for more than seven directors. The election of such directors requires the affirmative vote of a plurality of the shares of the Common Stock present in person or by proxy at the meeting and entitled to vote in such election. The election of the two Class B directors requires the affirmative vote of a plurality of the shares of the Class B Common Stock present in person or by proxy at the meeting and entitled to vote in such election. Withholding authority to vote for a director nominee will not prevent such director nominee from being elected. For purposes of determining the approval of the matters submitted to the shareholders for a vote, abstentions and broker non-voters will have no effect in the election of directors and will be treated as shares voted against ratification of the selection of independent auditors. Broker non-votes are shares held by brokers or nominees typically in "street name" as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have discretionary voting power on a particular matter.

     The directors to be elected at the annual meeting will hold office until the annual meeting in 2005 or until their successors are duly elected and qualified. Unless otherwise instructed by the shareholders, it is the intention of the persons named in the accompanying proxy to vote the proxies held by them for the election of each of the nominees named in the "Nominees for Directors" table. However, if any of the nominees shall not be a candidate for election at the time of the meeting, it is intended that either the vacancy be filled by adoption of a resolution so providing by the Board of Directors or by the voting of such shares for such substitute nominee as may be selected by the Board of Directors in the case of any of the seven directors to be elected by the Common Stock, and as may be selected by the holders of Class B Common Stock in the case of a Class B director.

     All of the nominees are currently directors of the Company, who have heretofore been elected directors by the shareholders at an annual meeting, other than Mr. Carl who was appointed to fill a vacancy by the action of the Board of Directors in August 2003. Mr. Carl was first brought to Company's attention as a candidate to serve as a director by a third party executive search firm.

NOMINEES FOR DIRECTORS

             NAME                AGE                      PRINCIPAL OCCUPATIONS
             ----                ---                      ---------------------
John P. Amboian................  42    Director of the Company since 1998; President since May
                                       1999; prior thereto, Executive Vice President and Chief
                                       Financial Officer of the Company; prior to June 1995, Senior
                                       Vice President Finance, Strategic Planning and Systems &
                                       Chief Financial Officer for Miller Brewing Company from June
                                       1993 to May 1995.
Willard L. Boyd................  76    Director of the Company since 1992; Professor of Law at the
                                       University of Iowa Law School since 1954; President
                                       Emeritus, Field Museum of Natural History since 1996; prior thereto, President, Field Museum of Natural History from
                                       1981 to 1996; President Emeritus, University of Iowa since
                                       1981.
John L. Carl...................  56    Director of the Company since 2003; Member of the Board of
                                       Directors of The ServiceMaster Company and Evanston
                                       Northwestern Healthcare; prior thereto, Senior Vice
                                       President and Chief Financial Officer for Allstate Insurance
                                       Company from 1999 until July of 2002.
W. John Driscoll...............  75    Director of the Company since 1992; Retired since 1994;
                                       prior thereto, Chairman from May 1993, formerly President, of Rock Island Company. Director of Weyerhaeuser Company
                                       until 2002.
Duane R. Kullberg..............  71    Director of the Company since 1992; Retired since 1989;
                                       prior thereto, Managing Partner and Chief Executive Officer of Andersen Worldwide from 1980 to 1989. Director of the
                                       Chicago Board Options Exchange, Inc. and Carlson Companies,
                                       Inc.
Roderick A. Palmore............  52    Director of the Company since 2002; Senior Vice President,
                                       General Counsel and Secretary of Sara Lee Corporation since
                                       1999; prior thereto, Deputy General Counsel and Vice
                                       President of Sara Lee Corporation since 1996.
Timothy R. Schwertfeger........  54    Director of the Company since 1992; Chairman and Chief
                                       Executive Officer since 1996; prior thereto, Executive Vice
                                       President of the Company since inception in 1992. Director of Institutional Capital Corporation since 1996.

NOMINEES FOR CLASS B DIRECTORS

             NAME                AGE                      PRINCIPAL OCCUPATIONS
             ----                ---                      ---------------------
Jay S. Fishman.................  51    Director of the Company since October 2001; Chairman, Chief
                                       Executive Officer and President of The St. Paul Companies,
                                       Inc. since October 2001; prior thereto, Chairman, Chief
                                       Executive Officer and President of The Travelers Insurance
                                       Group Inc. Director of Platinum Underwriters Holdings, Ltd.
William H. Heyman..............  55    Director of the Company since 2003; Executive Vice President and Chief Investment Officer of The St. Paul Companies, Inc.
                                       since May, 2002; prior thereto, Chairman since February
                                       2001, previously Executive Vice President of Citigroup
                                       Investments, and Chief Executive Officer of Tribeca
                                       Investments, LLC. Director of Max Re Capital, Ltd.
                                       (Reinsurance)

                              CORPORATE GOVERNANCE

     The Company is committed to following sound corporate governance principles. The Company regularly monitors regulatory developments and reviews its policies and procedures in the areas of corporate governance.

CORPORATE GOVERNANCE GUIDELINES

     The Board has adopted Corporate Governance Guidelines, which are posted on the Company's website (www.nuveen.com) and available in print to shareholders who request a copy. The guidelines set forth the practices the Board of Directors will follow with respect to the composition of the Board, director qualification and responsibilities, Board committees, director access, director compensation, management succession and performance evaluation of the Board of Directors, among other things. The Corporate Governance Guidelines page can be found at www.nuveen.com, by clicking on "About Us," then "Investor Relations," and finally "Corporate Governance" and are also available in print to shareholders who request a copy by mail or telephone.

DIRECTOR INDEPENDENCE STANDARDS

     The corporate governance rules recently adopted by the New York Stock Exchange ("NYSE") generally require that a majority of the members of the Board of Directors of any listed company must qualify as independent directors. There is an exception to this requirement for companies where more than 50% of the voting power is held by an individual, a group or another company (a "Controlled Company"). In view of the ownership of the Company's Class B stock by The St. Paul Companies, Inc., the Company is a Controlled Company and the NYSE standards do not require that a majority of the members of the Company's Board of Directors be independent under the applicable standards. Pursuant to the Company's Corporate Governance Guidelines, the Company's Board of Directors shall seek to ensure that a sufficient number of members of the Board of Directors are independent and available to serve on committees of the Board requiring independent directors, including the Audit Committee. The Board of Directors has determined that the members of the Audit Committee satisfy the applicable requirements to be considered independent directors for purposes of serving on the Audit Committee, as required by NYSE rules.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has four board committees -- the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating and Governance Committee. Current members of the committees are named below, with the Chairman of each committee indicated with an asterisk.

AUDIT COMMITTEE                       EXECUTIVE COMMITTEE
Duane R. Kullberg*                    Timothy R. Schwertfeger*
Willard L. Boyd                       John P. Amboian
John L. Carl                          Jay S. Fishman
W. John Driscoll
Roderick A. Palmore                   NOMINATING AND GOVERNANCE COMMITTEE
                                      Willard L. Boyd*
COMPENSATION COMMITTEE                John L. Carl
W. John Driscoll*                     W. John Driscoll
Willard L. Boyd                       Duane R. Kullberg
John L. Carl                          Roderick A. Palmore
Duane R. Kullberg
Roderick A. Palmore

     The AUDIT COMMITTEE is charged with assisting the Board of Directors in monitoring (1) the quality and integrity of the Company's financial statements,
(2) the independent auditor's qualifications, independence and appointment, (3) the performance of the Company's independent auditor and internal audit function, and (4) the compliance by the Company with legal and regulatory requirements. The Board of Directors has determined that the members of the Audit Committee satisfy the independence and experience requirements of the NYSE and SEC and also that the Chairman qualifies as an "audit committee financial expert" as defined by the SEC. A copy of the current Audit Committee Charter is attached as Appendix A and is also posted on the corporate governance section of the Company's website (www.nuveen.com).

     The COMPENSATION COMMITTEE is responsible for (1) discharging the Board of Directors' responsibility relating to the compensation of the Chief Executive Office and the other executive officers of the Company and the administration of equity incentive award plans of the Company and (2) producing an annual report on executive compensation for inclusion in the Company's proxy statement in accordance with applicable regulations. A copy of the Compensation Committee Charter is posted on the corporate governance section of the Company's website (www.nuveen.com) and is available in print to the shareholders who request a copy.

     The EXECUTIVE COMMITTEE is charged with exercising the authority of the Board of Directors in the management of the business of the Company in the interval between meetings of the Board, except that it may not amend the Restated Certificate of Incorporation or By-laws of the Company, adopt an agreement of merger, consolidation, or sale, lease or exchange of substantially all of the Company's property and assets, or take action with respect to the dissolution of the Company or the removal or indemnification of directors.

     The NOMINATING AND GOVERNANCE COMMITTEE is responsible for (1) identifying individuals qualified to become Board members, and recommending to the Board director nominees for election by all stockholders of the Company voting together at the next annual meeting of shareholders (but not the "Class B Directors" as defined in the Company's Restated Certificate of Incorporation),
(2) developing and recommending to the Board, the Corporate Governance Guidelines applicable to the Company and (3) recommending to the Board the formation of new Committees of the Board or the changes to the size or purpose of any Committee of the Board. A copy of the Nominating and Governance Committee charter is posted on the corporate governance section of the Company's website (www.nuveen.com) and is available in print to shareholders who request a copy.

MEETING ATTENDANCE

     During the last fiscal year, the Company's Board of Directors held four meetings, the Compensation Committee held five meetings, the Audit Committee held six meetings and the Nominating and Governance Committee held three meetings. The Executive Committee did not hold any meetings during the last fiscal year. Each director attended at least 75% of the total number of Board and applicable Committee meetings in the aggregate held in 2003. While the Company has no formal policy regarding attendance at the annual meeting of shareholders, directors are encouraged to attend, and all directors attended the 2003 meeting.

COMPENSATION OF DIRECTORS

     Except for directors employed either by the Company or The St. Paul Companies, Inc., or their subsidiaries, directors receive an annual fee of $30,000, a fee of $2,500 for each meeting of the full Board attended, a fee of $2,500 for each meeting of the Audit Committee attended, and a fee of $1,000 for each meeting of the Nominating and Governance or Compensation Committee attended. The Chairman of the Audit Committee receives an additional annual fee of $10,000. The Chairman of the Nominating and Governance and Compensation Committees receives an additional annual fee of $2,000. Additionally, except for directors employed either by the Company or The St. Paul Companies, Inc., or their subsidiaries, directors receive an annual award of Restricted Stock Units ("RSUs") equal to the whole number of shares of the Company's Class A Common Stock with a value nearest to $25,000, based on the average closing prices for the Class A Common Stock during the 20-trading day period ending on the trading day prior to the award date. The award is made annually on the last day of the director's term (i.e., the business day immediately prior to the day of the annual shareholders' meeting). A director who resigns before the next annual shareholders' meeting will receive no award of RSUs for the partial term service. A director who dies or becomes disabled during his or her term receives a pro rata award of RSUs based on the number of months served prior to death or disability. A new director who joins the Board between annual shareholders' meetings also receives a pro rata award of RSUs based on the number of months served prior to the next annual shareholders' meeting. The RSUs are fully vested when awarded to the directors. However, the RSUs must be deferred, which means that they cannot be certificated or pledged, hypothecated or sold by a director until six months after service on the Board by such director ends. Upon the expiration of such six-month period, a director will receive shares of Class A Common Stock equal to the number of RSUs that such director received during his or her service as a director. To the extent the Company declares and pays dividends on Class A Common Stock during the applicable period, a director will be paid dividend equivalent units based on the number of RSUs held by such director. The RSUs have no voting rights. Independent directors are also eligible to participate, along with all the Company's employees, in the Company's charitable gift matching program, under which the Company matches contributions by directors and employees to qualifying charitable organizations in an amount up to $10,000 per calendar year.

                             EXECUTIVE COMPENSATION

     The following table shows information concerning the annual compensation for services to the Company in all capacities of the chief executive officer and the four other most highly compensated executive officers of the Company (collectively the "Named Executive Officers") during the last three fiscal years. The information in this table and the following tables has been adjusted to reflect the Company's 2-for-1 stock split in June of 2002.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION
                                            ANNUAL COMPENSATION             -----------------------
        NAME AND                  ---------------------------------------   RESTRICTED    OPTIONS
        PRINCIPAL                                          OTHER ANNUAL       STOCK      (NUMBER OF         ALL OTHER
        POSITION           YEAR    SALARY     BONUS(1)    COMPENSATION(2)   AWARDS(3)     SHARES)        COMPENSATION(4)
        ---------          ----    ------     --------    ---------------   ----------   ----------      ---------------
Timothy R.                 2003   $750,000   $4,609,000       --                --          317,190          $10,975
  Schwertfeger...........
  Chairman and             2002    718,750    3,441,000       --                --          246,959           11,762
  Chief Executive Officer                                                   $2,847,900      540,000(3)
                           2001    500,000    2,100,000       --                --          200,000           10,499
John P. Amboian..........  2003    500,000    3,918,000       --                --          269,652           10,975
  President                2002    481,250    2,899,000       --                --          209,797           11,762
                                                                             2,330,600      440,000(3)
                           2001    350,000    1,800,000        $4,022           --          170,000           10,499
Allen J. Williamson......  2003    350,000      500,000        52,140           --           40,000           10,975
  Group President          2002    350,000      800,000       --                --           80,000           11,762
  Managed Assets                                                                --          140,000(3)
                           2001    350,000      990,000       --                --          130,000           10,499
William Adams IV.........  2003    270,000    1,100,000       --                --           90,000           10,975
  Executive Vice           2002    270,000      900,000       --                --           80,000           11,762
  President
                                                                                --          110,000(3)
                           2001    269,167      630,000       --                --           76,000           10,499
Alan G. Berkshire........  2003    270,000      750,000       --                --           90,000           10,975
  Senior Vice President    2002    270,000      650,000       --                --           80,000           11,762
                                                                                --          130,000(3)
                           2001    269,167      530,000       582               --           76,000           10,499

-------------------------
(1) The amounts shown were paid pursuant to the Executive Officer Performance Plan in respect of the year shown.

(2) For Mr. Williamson, the amount shown represents the total value received pursuant to a Company sponsored College Scholarship Plan. No other Named Executive Officer received an amount in excess of the reporting threshold in 2003. For Messrs. Amboian and Berkshire, the amounts shown for 2001 represent the earnings in excess of 120% of the applicable federal long-term interest rate on the portion of their respective deferred compensation accounts under the Company's Deferred Bonus Plan on which the Company pays interest at the "prime rate" as announced from time to time by Bank One, N.A. The Company's Deferred Bonus Plan permits senior executives to defer all or a portion of their annual bonuses and elect to receive a return on the amounts so deferred measured by
    (1) the prime rate or (2) the performance of one or more of a specified list of investment products (mutual funds and private partnerships) sponsored by the Company. For return elections based on the performance of a Company investment product, the Company hedges its exposure by investing the deferred amount in such product. The table does not include any earnings on the deferred compensation account balances of Messrs. Amboian and Berkshire for which a return based on Company investment product performance has been elected.

(3) These restricted stock and stock option awards were part of a special equity incentive award made during 2002 following a peer group benchmarking and broad review of Company executive officer compensation arrangements. These awards include extended vesting provisions with a performance-based potential accelerated vesting in the case of the options. For Messrs. Schwertfeger and Amboian, the restricted stock award amounts shown represent the value of 110,000 shares and 90,000 shares, respectively, of restricted stock awarded under the Equity Plan effective on May 9, 2002, with a market value of $25.89 on the award date. The shares will vest in one installment on May 9, 2008, provided that the participant is employed on such date. In the event of the participant's earlier termination of employment due to death, disability, retirement, by the Company without Cause, on account of Good Reason or in a Disaffiliation Transaction (as defined in the Equity
    Plan), the shares will vest pro rata based on the amount of time elapsed between the effective date and the termination date, divided by the six-year base vesting period. Dividends are payable with respect to all restricted shares awarded under the Equity Plan except where the recipient has elected to defer the receipt of dividends to a later date. The number of shares of outstanding restricted stock granted to the Named Executive Officers as of December 31, 2003 (including the shares shown in the table above), and the market value of such shares based on the December 31, 2003, NYSE Composite Transaction closing price of $26.66, are as follows: Mr.
    Schwertfeger -- 242,000 shares with a value of $6,451,720; Mr.
    Amboian -- 144,000 shares with a value of $3,839,040; Mr. Adams -- 6,000 shares with a value of $159,960 and Mr. Berkshire -- 21,000 shares with a value of $559,860.

(4) In respect of calendar year 2003, includes contributions to the account of each executive officer of $4,975, under the Company's tax-qualified Employees' Profit Sharing Plan (including reallocations of forfeitures under that plan) and $6,000 for matching 401(k) contributions under that plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information relating to grants of stock options made to the Named Executive Officers in January 2004 in respect of the fiscal year ended December 31, 2003 pursuant to the Equity Plan.

                                           NUMBER OF      % OF TOTAL
                                           SECURITIES      OPTIONS
                                           UNDERLYING     GRANTED TO     EXERCISE OR                  GRANT DATE
                                            OPTIONS      EMPLOYEES IN    BASE PRICE     EXPIRATION     PRESENT
                 NAME                      GRANTED(1)    FISCAL YEAR      ($/SHARE)        DATE        VALUE(2)
                 ----                      ----------    ------------    -----------    ----------    ----------
Timothy R. Schwertfeger................     317,190         10.6%          $29.04        1/20/14      $1,687,451
John P. Amboian........................     269,652          9.0%          $29.04        1/20/14       1,434,549
Allen J. Williamson....................      40,000          1.4%          $29.04        1/20/14         212,800
William Adams IV.......................      90,000          3.0%          $29.04        1/20/14         478,800
Alan G. Berkshire......................      90,000          3.0%          $29.04        1/20/14         478,800

-------------------------
(1) These options become exercisable with respect to the shares of the Company's Class A Common Stock covered thereby in one installment on January 20, 2007.

(2) For options granted under the Equity Plan, the value is based on a variation of the Black-Scholes option pricing model which assumes (1) a weighted-average risk free interest rate of 3.2%, (2) a 2.7% dividend yield,
    (3) a weighted-average expected life of 5.2 years, and (4) a volatility factor of the Company's estimated stock price performance of 21%. The actual value, if any, an individual may realize will depend on the excess of the market price of the stock over the exercise or base price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated under the above-described variation of the Black-Scholes model. The estimated values under that model are based on subjective assumptions as to interest rates, stock price volatility and future dividend yield.

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table shows information regarding the exercise by the Named Executive Officers during 2003 of options to purchase shares of the Company's Class A Common Stock granted under the Equity Plan, the number of unexercised options held by them at December 31, 2003 and the "in-the-money" value of such unexercised options at that date.

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                            NUMBER OF SHARES     VALUE        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             ACQUIRED UPON      REALIZED        OPTIONS AT 12/31/03             AT 12/31/03(1)
                              EXERCISE OF         UPON      ---------------------------   ---------------------------
           NAME                 OPTIONS         EXERCISE    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             ----------------    --------    -----------   -------------   -----------   -------------
Timothy R. Schwertfeger...      --                 --        1,775,678      1,215,001     $28,103,540    $2,093,739
John P. Amboian...........       60,000        $1,181,008    1,018,870      1,013,763      15,744,864     1,781,160
Allen J. Williamson.......      --                 --           75,000        455,000         908,873       938,350
William Adams IV..........      --                 --          195,000        356,000       2,785,800       813,100
Alan G. Berkshire.........      --                 --          195,000        376,000       2,726,550       813,100

-------------------------
(1) Based on the New York Stock Exchange -- Composite Transaction closing price of $26.66 for the Company's Class A Common Stock on December 31, 2003.

                        LONG-TERM INCENTIVE PLAN AWARDS

     There were no long-term incentive plan awards (which are defined under applicable disclosure rules to exclude restricted stock and stock option awards) made to any of the Named Executive Officers during the fiscal year ended December 31, 2003.

                                RETIREMENT PLANS

     Each of the Named Executive Officers participates in the Company's non-contributory Retirement Plan, in which employees hired prior to January 1, 2002 who have completed one year of service and attained age 21 are eligible to participate. Employees of certain subsidiaries of the Company are not eligible to participate in the Retirement Plan. The table below sets forth with respect to the Retirement Plan and the Excess Benefit Retirement Plan (the "Excess Benefit Plan", described below) the estimated annual straight life annuity benefits calculated upon retirement at normal retirement age for employees with the remuneration and years of service indicated.

 AVERAGE
FINAL BASE        ESTIMATED ANNUAL BENEFITS YEARS OF SERVICE
  SALARY     ----------------------------------------------------
----------      15         20         25         30         35
             ----------------------------------------------------
 $125,000    $ 28,125   $ 37,500   $ 46,875   $ 56,250   $ 65,625
 $150,000    $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750
 $175,000    $ 39,375   $ 52,500   $ 65,625   $ 78,750   $ 91,875
 $200,000    $ 45,000   $ 60,000   $ 75,000   $ 90,000   $105,000
 $300,000    $ 67,500   $ 90,000   $112,500   $135,000   $157,500
 $400,000    $ 90,000   $120,000   $150,000   $180,000   $210,000
 $500,000    $112,500   $150,000   $187,500   $225,000   $262,500
 $600,000    $135,000   $180,000   $225,000   $270,000   $315,000
 $700,000    $157,500   $210,000   $262,500   $315,000   $367,500
 $800,000    $180,000   $240,000   $300,000   $360,000   $420,000

     Each participant's benefits are determined under a formula which takes into account years of credited service and the participant's average monthly compensation during the five consecutive calendar years of highest annual compensation in the ten consecutive calendar years prior to retirement, less a portion of primary Social Security benefits. The maximum annual benefit payable under the plan was not to exceed the lesser of $160,000 in 2003, and 100% of a participant's average aggregate compensation for the three consecutive years in which he received the highest aggregate compensation from the Company or such lower limit as may be imposed by the Internal Revenue Code. Participants vest after five years of service to the Company and its subsidiaries. The plan generally provides for payments to or on behalf of each vested employee upon such employee's retirement at the normal retirement age provided under the plan or later, although provision is made for payment of early retirement benefits on a graduated reduced basis according to provisions of the plan. Normal retirement age under the plan is 65. An employee whose age and years of service add up to 90 is entitled to an unreduced pension despite not having attained normal retirement age.

     The Company has adopted an Excess Benefit Retirement Plan, which provides certain highly compensated employees who participate in the Retirement Plan, including, but not limited to, Messrs. Schwertfeger, Amboian, Williamson, Adams and Berkshire with additional retirement income in an amount equal to the difference between (i) the benefits any such employee would have received under the Retirement Plan but for limitations imposed by the Internal Revenue Code on the amount of annual benefits payable pursuant to a tax-qualified retirement plan and (ii) the benefits actually payable to such employee under the Retirement Plan.

     The credited years of service under the Retirement Plan and the Excess Benefit Plan for Messrs. Schwertfeger, Amboian, Adams, Berkshire and Williamson as of December 31, 2003 were 25, 7.5,

21.5, 5 and 2, respectively. Compensation on which plan benefits are based includes only base salary, as shown in the Summary Compensation Table, and not bonuses, incentive compensation, or profit-sharing plan contributions. The annual base salaries for Messrs. Schwertfeger, Amboian, Williamson, Adams and Berkshire as of December 31, 2003 were $750,000, $500,000, $350,000, $270,000 and $270,000, respectively.

                             EMPLOYMENT AGREEMENTS

     Effective November 1, 2002, the Company entered into employment agreements (each, an "Agreement") with Mr. Schwertfeger and Mr. Amboian (each, an "Executive"). Each Agreement provides for a three-year initial term and an automatic one-year extension on the second and subsequent anniversaries of the Agreement if Executive remains employed by the Company. Under each Agreement, Executive will receive (1) an annual base salary ($750,000 for Mr. Schwertfeger and $500,000 for Mr. Amboian) which amount cannot be reduced during the term of the Agreement, (2) continued participation in the Company's 2002 Executive Officer Performance Plan or its successors consistent with past practices and competitive pay practices, and (3) a right to participate in the Company's employee benefit programs and policies. In the event Executive's employment is terminated (a) other than for Cause or (b) for Good Reason (each as defined hereafter), Executive will receive (1) a pro-rated annual bonus for the year of termination based on his average bonus for the last three years ("Recent Average Bonus"), (2) a lump sum cash payment equal to three times Executive's annual base salary plus his Recent Average Bonus, (3) continuation of welfare benefits for the earlier of three years or the date of re-employment with another employer, (4) three years of additional service credit under the Company's Retirement Plan, and (5) immediate vesting of all outstanding equity awards.

     Cause as defined in each Agreement means (1) the willful and continued failure of Executive to perform substantially his duties with the Company, (2) willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, (3) conviction of a felony or a guilty or nolo contendere plea by Executive, or (4) a material breach of Executive's responsibility under the Agreement to maintain the confidential information. The term "Good Reason" is defined as (1) any action by the Company which results in a material diminution of Executive's position, authority, duties or responsibilities, (2) any failure by the Company to pay Executive the contractually determined compensation, (3) a requirement that Executive be based at an office or location other than Chicago, Illinois, (4) the failure by the Company to require any successor to expressly assume and agree to perform the Agreement, (5) a termination of Executive not permitted by the Agreement, and
(6) the failure of the Board of Directors to nominate Executive for election to the Board or to appoint Executive, in Mr. Schwertfeger's case, to each Committee of the Board (other than the Audit, Compensation and Nominating Committees) and, in Mr. Amboian's case, to the Executive and Bonus Committees of the Board, where legally permitted to do so. In addition, Executive's resignation shall be deemed to be a termination for Good Reason (a) where such termination would constitute a "Qualifying Termination" under the St. Paul Special Severance Policy and any successor plan or policy for its most senior executives, (b) where Executive resigns for any reason during the 60 day period following the six-month anniversary of a Change of Control of the Company (as defined under the Equity
Plan) where Executive was not actively and substantially involved in the negotiation of the terms of such Change of Control transaction, and (c) when Executive resigns at any time during the two years following such a Change of Control when (1) his title, position, authority, duties and responsibilities are changed adversely, (2) a change is made without his consent to the Company's business strategy or business operations which is inconsistent in any material respect with the Company's business strategy or business operations immediately prior to the Change of Control, and (3) Executive is asked to report to any person other than the Chief Executive Officer or the Board of Directors of a publicly traded company that is the Company or a successor to the Company (where the Company is publicly traded) or the Chief Executive Officer of the ultimate parent of the acquiring Company (where the Company is privately held). Each Agreement further provides that Executive will not be permitted to solicit or hire any person employed by the Company for twelve months after termination of employment and that in the event Executive becomes entitled to benefits or payments in connection with the termination of his employment following a Change of Control which subjects him to any excise taxes imposed by Section 4999 of the Internal Revenue Code, the Company will reimburse Executive in an amount necessary to fully offset such tax payments.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report:

     The Company offers compensation and incentive programs that maintain a direct relationship between total compensation levels and Company financial results. The programs are designed to provide incentives throughout the Company by sharing profits with all employees. The total amount available for incentive awards to all employees (including cash and equity awards) has historically been a fixed percentage of the Company's pre-incentive, pre-tax net operating income. This provides a strong incentive for profitability and control of costs as the compensation of executives and all other employees is directly related to Company earnings. In general, employee incentive awards are based on individual performance. They recognize each employee's contribution to the Company's success, both during the year in which they are awarded and during prior years. They also take into account management's expectations for each employee's future development. This process permits management to compensate employees for their longer-term performance, to encourage and reward employee growth and productivity, and to develop strong relationships between the Company and its employees at all levels. The long-term equity incentive awards made under the Amended and Restated 1996 Equity Incentive Award Plan do not vest until the end of a specified period, generally three years.

     Total compensation for Executives is comprised of base salaries and benefits, annual incentive awards and long-term equity incentives. The senior executives participate in the Executive Officer Performance Plan, under which annual incentives are determined based on Company-wide financial results, including earnings exceeding a threshold return on stockholders' equity and the growth of earnings from the prior year. A significant percentage of the awards under this plan are payable in the form of equity, primarily through the use of at-the-money stock options, which generally do not vest until the end of three years. This program provides a strong alignment of executive and stockholder interests and encourages increasing ownership of Company stock by management.

     The various components of executive compensation reflect the following policies:

        - Base salaries are set near the median level for the asset management industry, as the Company has emphasized annual cash incentive awards and long-term equity incentive awards to provide total compensation levels sufficient to attract and retain talented and productive executives. During 2003, the annual base salaries of the Chief Executive Officer ("CEO") and President of $750,000 and $500,000, respectively were not adjusted.

        - Annual incentive awards for the Company's officer-directors (which includes the Chief Executive Officer and President) and the other executive officers are made under the Executive Officer Performance Plan, which provides for formula-based annual awards. The specific formula used to determine awards was revised in 2002, following a review of the Company's executive officer compensation arrangements, and the revised plan was approved by the Company's shareholders. For 2003, the Executive Officer Performance Plan provided for an award payable to the CEO equal to the sum (I) 2.0% of the Company's pre-incentive, pre-tax net operating income in excess of 20% of the average stockholders' equity for the year and (II) 8.5% of the increase in the Company's 2003 after-incentive, pre-tax net operating income over the same measure for the prior year. As provided in the plan, the award payable to the next most senior officer-director (President) was 85% of the award for the CEO. For all other plan participants, the formula maximum of 60% of the CEO's award was reduced by the Committee in its discretion. Of the formula award for officer-directors, the Committee continued in 2003 its practice of paying 70% in cash.

        - To align executive interests more closely with those of stockholders, a significant portion of the annual incentive awards payable under the Executive Officer Performance Plan has been payable in the form of at-the-money stock options, valued using a modified Black-Scholes valuation methodology, which generally vest in one installment at the end of three years. For 2003, this portion continued at 30% for the officer-directors.

        - As noted above, the formula established in 2002 under the Executive Officer Performance Plan to determine annual incentive awards for senior executives includes a component based on return of average stockholders' equity and a component based on growth in after-incentive, pre-tax net operating income. Assuming returns on stockholders' equity continue in a manner consistent with the historical level of returns, for net operating income growth of approximately 8-10%, the formula established in 2002 was designed to produce an award that grows commensurately. For net operating income growth above this level, the formula was designed to produce an award that grows at significantly increasing rates from the prior year. For net operating income growth below this level (or for a decline in net operating income), the formula was designed to produce an award that falls at significantly increasing rates from the prior year. The cash bonus awards and annual incentive option grants for 2003 for Mr. Schwertfeger and Mr. Amboian set forth in the Summary Compensation Table reflect the increased growth in the Company's after-incentive, pre-tax net operating income from 2002 to 2003 of approximately 14% and the strong return on average stockholders' equity for 2003.

     The Committee further believes that Nuveen's profitability-linked compensation programs have served the Company well and will continue to do so. We believe that the caliber and motivation of the Company's executive officers, and its other employees, and the quality of their leadership are particularly important factors affecting the Company's long-term performance.

     The Committee is aware that the Internal Revenue Code provides a $1 million limit on the deductibility for federal tax law purposes of compensation paid to top executives of publicly-traded companies, subject to certain exceptions. The exceptions include one for compensation based on attainment of objective performance standards that have been approved by stockholders. The Company's Executive Officer Performance Plan is designed to qualify for this exception and to permit the continued full deductibility of compensation paid to executive officers thereunder. Options granted to executive officers under the Company's equity-based plans are also generally intended to qualify for this exception. The Committee intends to continue to pursue compensation strategies and programs designed to permit the Company to retain federal tax benefits while providing appropriate performance incentives. The Committee may from time to time award compensation that is not fully deductible for tax purposes in circumstances it deems appropriate.

     As the Company's business continues to evolve, we will periodically review the Company's compensation programs and make appropriate changes to ensure that the specific programs and performance objectives in effect best fit the Company's operating environment.

                                          W. John Driscoll, Chairman
                                          Willard L. Boyd
                                          John L. Carl
                                          Duane R. Kullberg
                                          Roderick A. Palmore

                         STOCKHOLDER RETURN INFORMATION

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Class A Common Stock (the "Shares") to the Russell 2000 Index and an internally calculated Peer Group for the 5-year period commencing December 31, 1998 and ending December 31, 2003. In each case, the chart assumes a $100 investment on December 31, 1998 and that all dividends are reinvested. The Average Annual Return on the Shares for the period was 22.21%.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                  [LINE GRAPH]

----------------------------------------------------------------------------------------------------------------
                                     DEC-1998     DEC-1999     DEC-2000     DEC-2001     DEC-2002     DEC-2003
----------------------------------------------------------------------------------------------------------------
 Nuveen Investments                    100          100          164          234          226          244
 Russell 2000                          100          121          118          121           96          142
 Peer Group                            100          112          172          172          129          185

     The Company's Peer Group includes all domestic publicly traded investment management firms with a market capitalization of at least 1% of the Peer Group. The results are included for each full year in which the firm was publicly traded and met the minimum capitalization requirements. The return of the Peer Group is weighted by the market capitalization of each firm at the beginning of each year such firms are included in the Peer Group. The following companies are included in the Peer Group:

     Affiliated Managers Group............................    AMG    (1999-2000)
     Alliance Capital Management..........................    AC
     Blackrock............................................    BLK    (2000-present)
     Eaton Vance..........................................    EV
     Federated Investors..................................    FII
     Franklin Resources...................................    BEN
     Gabelli Asset Management.............................    GBL    (2000-present)
     Neuberger Berman.....................................    NEU    (2000-2002)
     Phoenix Investment Counsel...........................    PXP    (1999)
     PIMCO Advisers.......................................    PA     (1999)
     Pioneer Group........................................    PIOG   (1999)
     SEI Investments......................................    SEIC
     Stillwell Financial..................................    SV     (2001-present)
     T. Rowe Price Associates.............................    TROW
     United Asset Management..............................    UAM    (1999)
     Waddell & Reed.......................................    WDR

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring (1) the quality and integrity of the Company's financial statements, (2) the independent auditor's qualifications, independence and appointment (3) the performance of the Company's independent auditor and internal audit function, and (4) the compliance by the Company with legal and regulatory requirements. Among other responsibilities, we review, in our oversight capacity, the Company's annual financial statements with both management and the independent auditors and we meet periodically with the independent and internal auditors to consider their evaluation of the Company's financial and internal controls. We also select, subject to shareholder ratification, the Company's independent auditors. Our Committee is composed of five non-employee directors and operates under a written charter adopted and approved by the Board of Directors. The Board of Directors has determined that each Committee member is independent as currently defined by New York Stock Exchange listing standards.

     In discharging our duties, we have met with, and held discussions with, management and the Company's independent and internal auditors regarding, among other things, the audited financial statements. Management has represented to the independent auditors that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. We have also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Company's independent auditors provided to the Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with representatives of the independent auditor their firm's independence. As provided in the Audit Committee Charter, it is not the Committee's responsibility to determine, and the considerations and discussions referenced above do not ensure, that the Company's financial statements are complete and accurate and presented in accordance with generally accepted accounting principles.

     Based on our review and discussions with management and the independent auditors, the representations of management and the report of the independent auditors to our committee, we have recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K.

Duane R. Kullberg, Chairman
Willard L. Boyd
John L. Carl
W. John Driscoll
Roderick A. Palmore

                   FEES AND SERVICES OF INDEPENDENT AUDITORS

     FEES PAID TO INDEPENDENT AUDITORS. The following table shows the fees paid by the Company for audit and other services provided by KPMG LLP for fiscal years 2003 and 2002.

                                                                2003       2002
                                                                ----       ----
Audit Fees..................................................  $299,500   $258,500
Audit Related Fees(1).......................................    48,900     62,948
Tax Fees(2).................................................    86,000     79,500
All Other Fees..............................................       -0-        -0-
                                                              --------   --------
                                                      Total:  $434,400   $400,948

-------------------------
(1) For 2003 and 2002, Audit Related Fees primarily consisted of fees for professional services relating to executive compensation reports, the debt covenant compliance report, the Company's benefit plan audits, acquisition related expenses related to the Company's purchase of NWQ Investment Management Company, Inc., and other accounting related matters.

(2) For 2003 and 2002, Tax Fees consisted of principally of professional services relating to the Company's federal and state tax returns and also included miscellaneous tax related services.

     PRE-APPROVAL POLICIES AND PROCEDURES. The Audit Committee Charter provides that the Committee is responsible for pre-approving all audit services and permitted non-audit services to be performed for the Company by the independent auditor. In addition, the Audit Committee has adopted a standing resolution that authorizes the Chairman of the Audit Committee, between meetings of the Committee, to pre-approve fees and expenses of any permitted non-audit services to be performed for the Company by its independent auditor, including tax services, provided (1) that such non-audit services are not services that relate to regularly recurring needs of the Company of the type covered by an annual engagement and (2) that the total value of such services, together with other non-audit services pre-approved by the Chairman pursuant to this delegation of authority subsequent to the most recent meeting of the Committee, does not exceed 20% of the estimated cost of the annual audit services of the independent auditors most recently approved by the Committee. All of the fees paid by the independent auditors in 2003 were pre-approved in accordance with these provisions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has an existing $250 million revolving loan agreement with its majority shareholder, The St. Paul Companies, Inc. ("St. Paul") under which no borrowings are currently outstanding. This loan facility has no scheduled expiration date, however any borrowings thereunder are required to be repaid within 30 days of a demand by St. Paul and carries a floating interest rate of one month USD LIBOR plus margin of up to 0.25%.

     From time to time, one or more of the Company's registered investment advisers may manage assets for St. Paul or its affiliates (including its pension funds and/or insurance accounts) on arm's length terms in a collective investment vehicle offered to others as well as St. Paul or in a separate account pursuant to a customary investment advisory agreement with St. Paul. As of December 31, 2003, the Company managed approximately $130 million in assets for St. Paul pursuant to such arrangements.

                             SELECTION OF AUDITORS

     The independent certified public accounting firm of KPMG LLP, a member of the international accounting firm Klynveld Peat Marwick Goerdeler, has been selected by the Audit Committee of the Board of Directors to act as the auditors for the Company and its subsidiaries for the current fiscal year. At the annual meeting, the shareholders will be asked to ratify the selection of KPMG LLP. A holder of the Class A or Class B Common Stock may, with respect to the selection of independent auditors, (i) vote "FOR" such selection, (ii) vote "AGAINST" such selection or (iii) "ABSTAIN" from voting on the selection. A vote to abstain from voting on this matter will have the effect of a vote against such selection. Broker non-votes will be treated as shares voted against the ratification of independent auditors.

     KPMG LLP, which has served as independent auditors of the Company and its subsidiaries since the Company's inception in March 1992, is expected to have a representative present at the annual meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions of shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY.

               PROPOSALS BY SHAREHOLDERS FOR 2005 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the Company's 2005 annual meeting of shareholders must be received by the Company by November 30, 2004 in order to be considered for inclusion in the Company's 2005 Annual Meeting Proxy Statement and form of proxy to be mailed in March 2005. Such proposal must be in writing and comply with the proxy rules of the Securities and Exchange Commission.

     Notice of any proposal to be presented by any shareholder at any meeting of shareholders, as set forth in the By-laws of the Company, shall be given to the Secretary of the Company not less than 60 nor more than 90 days prior to the date of the meeting: provided however, that if the date of the meeting is first publicly announced or disclosed less than 70 days prior to the date of the meeting, such notice shall be given not more than ten days after such date is first so announced or disclosed. Any shareholder who gives notice of any such proposal shall deliver therewith the text of the proposal to be presented and a brief written statement of the reasons why such shareholder favors the proposal and setting forth shareholder's name and address, the number and class of all shares beneficially owned and any material interest of such shareholder in the proposal. The person presiding at the meeting shall determine whether such notice has been duly given and shall direct that proposal not to be considered if such notice has not been duly given.

     The By-laws of the Company provide that a shareholder wishing to nominate a candidate for election to the Board of Directors is required to give notice to the Secretary of the Company of such nomination. The notice of nomination must be received by the Company not less than 60 days nor more than 90 days prior to the shareholders' meeting, or if less than 70 days' notice or prior disclosure of the meeting date is given or made, the notice of nomination must be received within ten days after the meeting date is announced. The notice of nomination is required to contain certain information as set forth in the By-laws about both the nominee and the shareholder making the nomination. The Company may require that the proposed nominee furnish other information to determine that person's eligibility to serve as director. The Nominating and Governance Committee will consider such a nomination as it deems appropriate in its discretion. A nomination that does not comply with the above requirements will not be considered. There are no other policies of the Nominating and Governance Committee in place regarding the consideration of persons recommended by shareholders as candidates for election to the Board of Directors. As noted above, the Company is a "Controlled Company" under the NYSE corporate governance rules.

     Such proposals or nominations should be addressed to Alan G. Berkshire, c/o Corporate Secretary, Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606.

                   SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

     Shareholders who wish to communicate with one or more directors of the Company may do so as in the following manner. All such communications should be addressed to: Nuveen Investments, Inc. Board of Directors, c/o Corporate Secretary, Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois, 60606. The Corporate Secretary will relay the communications to the Chairman of the Nominating and Governance Committee, provided that the Corporate Secretary may exercise his discretion not to forward (1) communications that do not relate specifically to the Company or its business operations, including solicitations and invitations to seminars or other events, and (2) communications that do not present credible evidence that they are from a Company shareholder.

                                    GENERAL

     Management does not intend to present and does not have reason to believe that others will present any other items of business at the meeting. However, if other matters are properly presented at the meeting for a vote, the persons named in the proxies will have discretion to vote in accordance with their own judgment on such matters.

     A list of shareholders entitled to be present and to vote at the meeting will be available at the offices of the Company, 333 West Wacker Drive, Chicago, Illinois, for inspection by any shareholder during regular business hours for ten days prior to the date of the meeting.

     A COPY (EXCLUDING EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO THE SECRETARY AT NUVEEN INVESTMENTS, INC., 333 WEST WACKER, CHICAGO, ILLINOIS 60606.

     Failure of a quorum to be present at the meeting will necessitate adjournment. The persons named in the enclosed proxy may also move for an adjournment of the meeting to permit further solicitation of proxies with respect to any of the proposals if they determine that adjournment and further solicitation is reasonable and in the best interests of the shareholders. Under the Company's By-laws, an adjournment of a meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

     IF YOU CANNOT BE PRESENT IN PERSON, YOU ARE REQUESTED TO FILL IN, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                    ALAN G. BERKSHIRE
                                                        Secretary

                                                                       EXHIBIT A

                            NUVEEN INVESTMENTS, INC.

                            AUDIT COMMITTEE CHARTER

                                    A. NAME

     There shall be a committee of the Board of Directors of Nuveen Investments, Inc. (hereinafter referred to as the "Company") to be known as the Audit Committee.

                                   B. PURPOSE

     The Audit Committee shall assist the Board in monitoring (1) the quality and integrity of the financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's independent auditor and internal audit function, and (4) the compliance by the Company with legal and regulatory requirements. In doing so, the Audit Committee shall seek to maintain free and open means of communication among the Directors, the independent auditors, the internal auditors and the management of the Company. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating Committee. The Audit Committee serves at the pleasure of the Board of Directors.

                                 C. MEMBERSHIP

     The Audit Committee shall be composed of at least three directors. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Securities and Exchange Commission (the "Commission"). It is the intention of the Board that at least one member of the Audit Committee shall be a "financial expert" as defined by the Commission and determined by the Board of Directors, exercising its business judgment. Audit Committee members shall not simultaneously serve on the audit committees of more than two other publicly-traded companies.

                 D. MEETINGS AND ACCESS TO ADVISORS AND OTHERS

     The Audit Committee shall meet as often as it determines, but no less frequently than quarterly. The Audit Committee shall meet separately, periodically, with management, with the internal auditor and with the independent auditor. The Audit Committee shall have the authority to retain, at the expense of the Company, separate legal, accounting or other consultants to advise the Committee, in its discretion, and may request any officer or employee of the Company or the Company's independent auditors or outside counsel to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Company's independent auditors and internal auditors shall have unrestricted access at any time to committee members.

                       E. AUTHORITY AND RESPONSIBILITIES

     In carrying out its responsibilities, the Audit Committee believes that its policies and procedures should remain flexible, in order to react to changing conditions and requirements applicable to the Company. To the extent that responsibilities of the Committee relate specifically to applicable requirements of stock exchange rules or provisions of the Exchange Act, such responsibilities shall be subject to the effective date of such requirements and any subsequent amendment to, or interpretation of, such requirements.

     The Audit Committee shall be responsible for the following:

  Financial Statements and Disclosure Matters

     1. Reviewing and discussing with management and the independent auditors the Company's annual audited financial statements, including disclosures made in "Management's Discussion and Analysis," the results of the audit, and any matters required to be discussed pursuant to Statement on Auditing Standards No.
61. The Committee shall recommend to the Board of Directors whether the audited financial statements should be included in the Company's Annual Report on Form 10-K.

     2. Reviewing and discussing with management and the independent auditor the Company's quarterly financial statements, including disclosures made in "Management's Discussion and Analysis," the results of the independent auditor's review of the quarterly financial statements, and any matters required to be discussed pursuant to Statement of Auditing Standards No. 61, prior to the filing of the Company's Form 10-Q.

     3. Discussing with management and, if available, the independent auditor, the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally, consisting of discussing the types of information to be disclosed and the types of presentations to be made. The Chairman of the Audit Committee shall be authorized to have such discussions with management on behalf of the Audit Committee.

     4. Discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles and any major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of control deficiencies.

     5. Discussing with management and the independent auditor the effect of regulatory and accounting initiatives, as well as any "off-balance sheet" structures used by the Company, on the Company's financial statements.

     6. Reviewing and discussing reports from the independent auditor regarding
(a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative treatments and disclosures, and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

     7. Discussing with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

     8. Reviewing disclosures made to the Audit Committee by the Company's principal executive officer and principal financial officer during their certification process for the Company's periodic reports about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

  Independent Auditors

     9. Having the sole authority to appoint or replace the independent auditor, subject, if applicable, to shareholder ratification; and compensating and overseeing the work of the independent auditor (including the resolution of disagreements between management and the independent auditor regarding financial reporting), who shall report directly to the Audit Committee, for the purpose of preparing or issuing an audit report or related work.

     10. Meeting periodically with the independent auditor to review its audit plans and staffing for the audit, and at the completion of its annual examination, to review (a) its evaluation of the financial and internal controls of the Company and (b) any significant changes required in the originally planned audit program.

     11. Pre-approving all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A of the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit.

     12. Obtaining and reviewing at least annually any report required to be provided by the independent auditor or requested by the Committee in its discretion (including a formal written statement delineating all relationships between the auditors and the Company) regarding (a) the independent auditor's internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by an inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm; (c) any steps taken to deal with any such issues; and (d) all relationships between the independent auditor and the Company and its affiliates; and evaluating the qualifications, performance and independence of the independent auditor, including a review and evaluation of the lead partner, taking into account the opinions of management and the Company's internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

     13. Reviewing any reports from the independent auditor mandated by Section 10A of the Exchange Act, and obtaining from the independent auditor any information with respect to illegal acts in accordance with such Section 10A.

     14. Ensuring the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, and further considering the rotation of the independent auditing firm itself.

     15. Recommending to the Board of Directors policies for the Company's hiring of employees or former employees of the independent auditor who participated in the audit of the Company.

  Internal Audit Matters

     16. Reviewing with management and the internal auditor the Company's procedures for the monitoring of its system of internal controls, and approving, in advance, any termination and replacement of the Company's Manager of Internal Audit, who shall have a direct reporting relationship with the Committee (and shall report administratively to an appropriate corporate officer.

     17. Meeting periodically with the Manager of Internal Audit to review the internal audit plans and staffing and, with respect to internal audit work that has been completed, to review (a) audit results, (b) reports on exposures/controls, irregularities and control failures, (c) the disposition of recommendations for improvements in internal controls made by internal and external auditors and (d) any significant change in audit plans as originally made.

     18. Monitoring the Company's policies and procedures for the review of expenses of selected members of senior management.

  Other Responsibilities

     19. Reviewing with the Company's general counsel legal matters that may have a material impact on the Company's financial statements or the Company's compliance policies.

     20. Reviewing at least annually any reports of regular examinations of the Company by regulatory authorities.

     21. Reviewing with the Company's general counsel on a quarterly basis the status of any pending examination of the Company by regulatory authorities that is not regular in nature and receiving a report from the Company upon the substantial completion of such examination.

     22. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies which raise material issues regarding the Company's financial statements or accounting policies.

     23. Obtaining reports from management with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's code of business conduct and ethics.

     24. Establishing procedures, as required by Section 10A of the Exchange Act, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     25. Performing any special reviews, investigations or oversight responsibilities requested by the Board of Directors.

     26. Reporting to the Board of Directors regularly on the activities of the Audit Committee.

     27. Preparing the report required by the rules of the SEC to be included in the Company's annual proxy statement.

     28. Reviewing annually the Audit Committee's own performance.

     29. Reviewing and reassessing annually the adequacy of this Charter and recommending to the Board of Directors for approval any proposed changes deemed necessary or advisable by the Committee.

                           RESPONSIBILITIES OF OTHERS

     Although the Audit Committee shall have the authority and responsibilities set forth in this Charter, it is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. That is the responsibility of management and the independent auditors.

                                 (NUVEEN LOGO)

       Nuveen Investments, Inc.
       333 West Wacker Drive
       Chicago, IL 60606-1286
       www.nuveen.com

                            NUVEEN INVESTMENTS, INC.
                                      PROXY
                            PROXY FOR ANNUAL MEETING
      to be held at 10:30 a.m. Chicago time in the 6th floor auditorium of
     The Northern Trust Company, 50 South LaSalle St., Chicago, Illinois on
                                  May 14, 2004
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Timothy R. Schwertfeger and John P. Amboian, and either of them, with full power of substitution, proxies for the undersigned to represent and vote as specified in this Proxy all shares of Class A Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Nuveen Investments, Inc. to be held on May 14, 2004, and at any adjournment or adjournments thereof, including authority to vote on (1) the election of directors and (2) ratification of the selection of KPMG LLP as independent auditors.

         Unless otherwise instructed on the reverse side, all shares will be voted (1) FOR the election of directors and (2) FOR ratification of the selection of KPMG LLP as independent auditors.

     (THIS PROXY CONTINUES AND MUST BE VOTED AND SIGNED ON THE REVERSE SIDE)

         Change of Address                            NUVEEN INVESTMENTS, INC.
                                                      P.O. BOX 11116
-----------------------------------------             NEW YORK, N.Y. 10203-0116

-----------------------------------------

-----------------------------------------

-----------------------------------------

                                                     - DETACH PROXY CARD HERE -

------------------------------------------------------------------------------------------------------------------------------------

       SIGN, DATE AND RETURN THE
[ ]    PROXY CARD PROMPTLY USING THE                                                              [X]
       ENCLOSED ENVELOPE.                                                       PLEASE INDICATE YOUR CHOICE BY MARKING
                                                                                  AN "X" IN EITHER BLACK OR BLUE INK.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR:

1.  Election of seven directors - to be elected for a one-year term:

FOR all nominees        [ ]        WITHHOLD AUTHORITY to vote              [ ]        (*)EXCEPTION [ ]
listed below                       for all nominees listed below

    Nominees: John P. Amboian, Willard L. Boyd, John L. Carl, W. John Driscoll, Duane R. Kullberg, Roderick A. Palmore, and
    Timothy R. Schwertfeger.

    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S
    NAME IN THE SPACE PROVIDED BELOW.)

    (*)Exceptions
                  ------------------------------------------------------------------------------------------------------------------

                                                                                  FOR   AGAINST    ABSTAIN

2.  Ratification of the selection of KPMG LLP as                                  [ ]     [ ]        [ ]
    independent auditors for 2004.

3.  In their discretion, the proxies are authorized                               [ ]     [ ]        [ ]
    to vote upon such other business as may
    properly come before the meeting.



THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

    To change your address, please mark this box. [ ]

------------------------------------------------------------------------------------------------------------------------------------

    SCAN LINE

------------------------------------------------------------------------------------------------------------------------------------

Note: Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Date      Share Owner sign here                                        Co-Owner sign here
|---------|----------------------------------------------------|       |-----------------------------------------------------------|
|---------|----------------------------------------------------|       |-----------------------------------------------------------|